AMENDMENT TO
COMPANY REPURCHASE NOTICE
To the Holders of
VIAVI SOLUTIONS INC.
0.625% Senior Convertible Notes due 2033
(CUSIP 46612JAF8; ISIN US46612JAF84)*
Reference is hereby made to the Company Repurchase Notice, dated July 18, 2018 (the “Company Repurchase Notice”), pursuant to which notice was given, pursuant to Section 3.05(b) of the Indenture, dated as of August 21, 2013 (the “Indenture”), between Viavi Solutions Inc. (formerly JDS Uniphase Corporation), a Delaware corporation (“VIAVI,” also referred to as the “Company,” “we,” “our” and “us”), and Wells Fargo Bank, National Association, a national banking association, as trustee and paying agent (the “Trustee” and “Paying Agent”), that, at the option (the “Put Option”) of each holder (“Holder”) of the Company’s 0.625% Senior Convertible Debentures due 2033 (the “Notes”), the Company will repurchase such Holder’s Notes for a purchase price in cash equal to 100% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest thereon to, but excluding, the Repurchase Date (as defined below) (the “Repurchase Price”), subject to the terms and conditions of the Indenture, the Notes and the Company Repurchase Notice and the related notice materials, as amended and supplemented from time to time (collectively, the “Put Option Documents”), on August 15, 2018 (the “Repurchase Date”). All capitalized terms used but not specifically defined in this Amendment to Company Repurchase Notice (this “Amendment”) shall have the meanings given to such terms in the Company Repurchase Notice.
The Company is extending the Expiration Date to 12:00 midnight, New York City time, at the end of the day on Tuesday, August 14, 2018. The Put Option was originally set to expire at 5:00 p.m., New York City time, on August 14, 2018. Except for the extension of the Expiration Date, all of the terms of the Put Option set forth in the Put Option Documents remain unchanged.
In order to exercise the Put Option, a Holder must follow the procedures contained in the Put Option Documents. The right of Holders to surrender their Notes for repurchase in the Put Option, or to validly withdraw Notes previously surrendered, expires on the Expiration Date.
The Trustee has informed the Company that, as of the date of the Company Repurchase Notice, all custodians and beneficial holders of the Notes hold the Notes through The Depository Trust Company (“DTC”) accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for repurchase in the Put Option must be delivered through the transmittal procedures of DTC’s Automated Tender Offer Program, subject to the terms and conditions of that system. Beneficial owners of Notes are advised to check with any bank, securities broker or other intermediary through which they hold Notes as to when such intermediary would need to receive instructions from a beneficial owner in order for that beneficial owner to be able to participate in the Put Option, or validly withdraw Notes previously surrendered, before the Expiration Date. The deadlines set by any such intermediary and DTC for the submission and withdrawal of such instructions may be earlier than the relevant deadlines specified above.
The Trustee and Paying Agent is
Wells Fargo Bank, National Association,
and for purposes of the Company Repurchase Notice, its address is:

By Registered & Certified Mail:	By Regular Mail or Courier:	In Person by Hand Only:
Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association
Bondholder Communications	Bondholder Communications	Bondholder Communications
MAC N9300-070	MAC N9300-070	MAC N9300-070
600 South Fourth Street	600 South Fourth Street	600 South Fourth Street
Minneapolis, MN 55402	Minneapolis, MN 55402	Minneapolis, MN 55402
Or
By Facsimile Transmission: (612) 667-6282
Telephone: (800) 344-5128
Additional copies of the Company Repurchase Notice and this Amendment may be obtained from the Paying Agent at its address set forth above.
The date of this Amendment to Company Repurchase Notice is July 25, 2018.

*
No representation is made as to the correctness of the CUSIP/ISIN numbers either as printed on the Notes or as contained in this notice, and reliance may be placed only on the other identification printed on the Notes.